Exhibit 5.2

Date: June 25, 2018

To: Puhui Wealth Investment Management Co., Ltd

Suite 1002, W3 Office Building, Oriental Commerce Tower

No.1 Chang An Street, Dong Cheng District

Beijing, People’s Republic of China 100005

Re: PRC Legal Opinion on Certain PRC Legal Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal Opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal Opinion on the laws and regulations of the PRC (this “Opinion”).

We are acting as the PRC counsel to Puhui Wealth Investment Management Co., Ltd (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), relating to the initial public offering (the “Offering”) by the Company of its Ordinary Shares (the “Ordinary Shares”) and listing of the Company’s Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”). We have been requested to give this Opinion as to the matters set forth below.

A. Definitions

As used herein, the following terms are defined as follows:

(a)	“Control Agreements” means the contracts and agreements set forth in Appendix II hereto;

(b)	“Domestic Enterprise” means Puhui Wealth Investment Management (Beijing) Co., Ltd. (in Chinese “普惠财富投资管理（北京）有限公司”);

(c)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

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(d)	“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(e)	“PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this Opinion;

(f)	“PRC Group Entities” means the entities listed in Appendix I hereto (each a “PRC Group entity”, collectively “PRC Group Entities”);

(g)	“WFOE” means Beijing Rucong Enterprise Management and Advisory Co., Ltd. (in Chinese “北京儒琮企业管理咨询有限公司”).

B. PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

C. Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (the “Documents”).

Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

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A company search conducted in the Companies Registry of the PRC (the “Companies Registry”) is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)	that the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(d)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(e)	that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and

(f)	that there has been no change in the information contained in the latest records of the Company under the Companies Registry made up to the issuance of this opinion.

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D. Opinions

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(i)	Each of the PRC Group Entities has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. According to applicable PRC Laws, the registered capital only need to be subscribed when registered at the competent Government Agency, and shall be fully paid before the date as specified in articles of association. To the best of our knowledge after due and reasonable inquiries, the registered capital of Domestic Enterprise has been fully paid in accordance with its articles of association and applicable PRC Laws. All the equity interest in the registered capital of each of the PRC Group Entities is owned by its shareholders currently registered with the competent administration of industry and commerce. The current articles of association and the business license of each of the PRC Group Entities comply with applicable PRC Laws and are in full force and effect.

(ii)	To the best of our knowledge after due and reasonable inquiries, none of the PRC Group Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Group Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Group Entities.

(iii)	The corporate structure of the PRC Group Entities as described in the Prospectus is in compliance with applicable regulatory requirements set forth in the PRC Laws.

(iv)	Appendix II sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “Control Agreements”). Each of the Control Agreements has been duly authorized, executed and delivered by the parties thereto, each PRC Group Entity or PRC individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreement; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any explicit requirements of the applicable PRC Laws. No further Governmental Authorizations are required under the applicable PRC Laws in connection with the Control Agreements or the performance of the terms thereof. The determination that the Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are not in contrary to the restrictions placed on foreign ownership and investments in the PRC.

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(v)	To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions, proceedings, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of any PRC Group Entity.

(vi)	The Company has duly completed all relevant Governmental Authorizations required under the applicable laws, regulations or rules concerning foreign exchange; the shareholders of the Company who are PRC citizens and residents, have duly completed all relevant Governmental Authorizations required under applicable laws, regulations or rules concerning foreign exchange.

(vii)	On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company is not a special purpose vehicle formed for the purpose of acquiring domestic companies that are controlled by its PRC individual shareholders, as the company acquired contractual control rather than equity interests in its domestic affiliated entities, therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of the distribution and the listing and trading of the Ordinary Shares on the Nasdaq.

(viii)	There are no approvals from the Government Authorities required by PRC Laws for the restructuring arrangements, or the due consummation of the transactions contemplated therein as disclosed under the heading “History and Corporate Structure” of the prospectus included in the Registration Statement, since the restructuring arrangements and the transactions were undertaken outside the PRC by and among the entities incorporated and located outside the PRC.

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(ix)	PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(x)	All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “History and Corporate Structure”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulations”, “Management”, “Principal Shareholders”, “Related Party Transactions”, “Description of Share Capital”, and “Taxation — People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

E. Certain Limitations and Qualifications

(a)	This Opinion is limited to matters of the PRC Law in effect on the date of this Opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

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This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Sincerely yours,

AllBright Law Offices

Steve Zhu

Attorney at Law/Senior Partner

Direct line: (021)-20510819

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Appendix I PRC Group Entities

1.	Puhui Wealth Investment Management (Beijing) Co., Ltd . (in Chinese “普惠财富投资管理（北京）有限公司”);

2.	Beijing Rucong Enterprise Management and Advisory Co., Ltd. (in Chinese “北京儒琮企业管理咨询有限公司”)

3.	Qingdao Puhui Zhuoyue Investment Management Co., Ltd. (in Chinese “青岛普惠卓越投资管理有限公司”)

4.	Shanghai Pucai Investment Management Co., Ltd. (in Chinese “上海普财投资管理有限公司”)

5.	Shanghai Ruyue Enterprise Management Consulting Co., Ltd. (in Chinese “上海儒越企业管理咨询有限公司”)

6.	Beijing Pusheng Management Consulting Co., Ltd. (in Chinese “北京普盛管理咨询有限公司”)

7.	Beijing Ruyue Haipeng Management Consulting Co., Ltd.; (in Chinese “北京儒越海鹏管理咨询有限公司”)

8.	Shanghai Hengshi Business Consulting Co., Ltd.; (in Chinese “上海恒仕商务咨询有限公司”)

9.	Shanghai Shengshi Business Management Consulting Co., Ltd.; (in Chinese “上海圣始企业管理咨询有限公司”)

10.	Beijing Puhui Shanying Management Consulting Co., Ltd.; (in Chinese “北京普惠善盈管理咨询有限公司”)

11.	Beijing Ruyue Jiahe Management Consulting Co., Ltd.; (in Chinese “北京儒越嘉合管理咨询有限公司”)

12.	Beijing Zhangpuji Management Consulting Co., Ltd.; (in Chinese “北京张蒲纪管理咨询有限公司”)

13.	Beijing Fenghui Management Consulting Co., Ltd.; (in Chinese “北京沣惠管理咨询有限公司”)

14.	Beijing Lingshengchuangyuan Management Consulting Co., Ltd.; (in Chinese “北京领盛创元管理咨询有限公司”)

15.	Beijing HaidaiPuhui Information Consulting Co., Ltd.; (in Chinese “北京海带普惠信息咨询服务有限公司)

Appendix II Control Agreements

1.	Technical Consultation and Service Agreement by and among WFOE and Domestic Enterprise, dated January 30, 2018

2.	Business Cooperation Agreement by and between WFOE and Domestic Enterprise, dated January 30, 2018

3.	Equity Pledge Agreement by and among WFOE, Domestic Enterprise and each of its participating shareholders, dated January 30, 2018

4.	Equity Option Agreement by and among WFOE, Domestic Enterprise and each of its participating shareholders, dated January 30, 2018

5.	Voting Rights Proxy and Financial Supporting Agreement by and among WFOE, Domestic Enterprise and each of its participating shareholders, January 30, 2018